Exhibit (h)(10)

Baillie Gifford Overseas Limited

AFFILIATED MANAGEMENT FEE WAIVER

NOTIFICATION (“Notification”) made as of July 1, 2018 by Baillie Gifford Overseas Limited (“BGOL”), investment adviser to The Multi Asset Fund (the “Fund”), a series of Baillie Gifford Funds, a Massachusetts business Trust (the “Trust”);

WHEREAS, the Trust is a registered open-end management investment company that has multiple separate series, including the Fund;

WHEREAS, BGOL provides investment advisory services to the Fund pursuant to an Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) between the Trust and BGOL dated January 1, 2015 and effective with respect to the Fund as of July 1, 2018;

WHEREAS, BGOL provides administrative and supervisory services to the Fund pursuant to a Class K and Institutional Class Administration and Supervisory Agreement (the “Administration and Supervisory Agreement”) between the Trust and BGOL dated May 1, 2017 and effective with respect to the Fund as of July 1, 2018;

WHEREAS, the Fund is obligated to pay fees to BGOL under the Advisory Agreement and the Administration and Supervisory Agreement (such fees, together, the “Management Fee”).

WHEREAS, the Fund is, and may from time to time in the future be, party to an expense limitation arrangement (the “Expense Limitation Agreement”);

WHEREAS, the Fund achieves its desired investment exposures at least in part by investing in pooled investment vehicles that are managed by BGOL or an entity controlling, controlled by or under common control with BGOL (collectively, “Affiliated Underlying Funds”);

WHEREAS, BGOL does not wish to collect fees on substantially the same services at multiple layers of a structure where it advises funds that invest in one another;

NOW, THEREFORE, consistent with the foregoing, for as long as the Advisory Agreement and the Administration and Supervisory Agreement remain in full force and effect, BGOL shall, as described below, prior to any waiver or reimbursement under the Expense Limitation Agreement, waive or reduce the Management Fee it receives from the Fund in an amount equal to the “Attributable Affiliated Underlying Fund Management Fee” (as defined below) incurred by the Fund in connection with its investments in Affiliated Underlying Funds (the “Affiliated Management Fee Waiver”). In connection with the foregoing, BGOL shall, on a periodic basis, review the amount of the investment advisory, management, administrative, servicing or other fees incurred by Affiliated Underlying Funds in order to determine in good faith the applicable amount of Attributable Affiliated Underlying Fund Management Fees for each share class of the Fund to be waived or reduced as part of the Affiliated Management Fee Waiver for such share class.

“Attributable Affiliated Underlying Fund Management Fees” means any investment advisory, management, administrative, servicing or other fees paid to BGOL and/or or an entity controlling, controlled by or under common control with BGOL by an Affiliated Underlying Fund after any waiver, reduction or reimbursement by BGOL pursuant to an expense limitation agreement, if any.

In providing this Notification, BGOL understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of the Fund’s and each of its share class’s net asset value.

Notwithstanding anything to the contrary in this Notification, the Affiliated Management Fee Waiver can be terminated at any time by the Trust, including by a vote of a majority of the Trustees who are not “interested persons” (within the meaning of Section 2(a)(19) of the 1940 Act) of the Trust.

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IN WITNESS WHEREOF, BGOL has executed this Notification on the day and year first above written.

Very truly yours,

BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/Dickson Jackson
Name:	Dickson Jackson
Title:	Director

ACKNOWLEDGED and ACCEPTED by:

BAILLIE GIFFORD FUNDS, on behalf of
THE MULTI ASSET FUND

By:	/s/ Lindsay Cockburn
Name:	Lindsay Cockburn
Title:	Treasurer